Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., June 28, 2012 /PRNewswire/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, declared a $.11 per share quarterly dividend payable July 31, 2012 to shareholders of record as of July 13, 2012. Fleetwood S. Hassell, President and Chief Executive Officer of The Bank of South Carolina, stated, "We are pleased with the performance of the bank and always happy when we have the opportunity to reward our shareholders. We remain committed to maintaining the hallmarks of the bank and to staying true to the course which has allowed the bank to prosper during these very uncertain times."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, +1-843-724-1500